NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 21, 1997
                          Merit Medical Systems, Inc.




                         (Graphic Omitted) MERIT MEDICAL





         You are cordially invited to attend the Annual Meeting of Shareholders of Merit Medical Systems, Inc. (the#'"Company"), which will be held on Wednesday, May 21, 1997 at 3:00 P.M, at the Company's corporate offices at 1600 West Merit Parkway, South Jordan, Utah (the "Annual Meeting"), for the following purposes:

(1) To  elect   six  directors of the Company, to serve for terms of one, two or three years or until their respective successors have been duly elected and qualified;

(2) To consider and vote upon an amendment to the Company's Articles of Incorporation to classify the board of directors into three classes and to provide for staggered terms.

(3) To consider and vote upon an amendment to the Articles of Incorporation to increase the number of shares which the Company is authorized to issue from ten million to 25 million shares, 20 million of which shall be common stock and five million of which shall be preferred stock.

(4) To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche as independent auditor of the Company for the fiscal year ending December 31, 1997; and

(5) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 16, 1997 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.
                                By Order of the Board of Directors


                                KENT W. STANGER
April 21, 1997                  Chief Financial Officer, Secretary and Treasurer







                                   IMPORTANT

         Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                          MERIT MEDICAL SYSTEMS, INC.
                  1600 Merit Parkway, South Jordan, Utah 84095

                                PROXY STATEMENT

                         Annual Meeting of Shareholders

                                  May 21, 1997

                            SOLICITATION OF PROXIES#

         This Proxy Statement is being furnished to the shareholders of Merit Medical Systems, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's common stock, no par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 21, 1997 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual
Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 21, 1997.

         The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                     VOTING

         The Board of Directors has fixed the close of business on April 16, 1997 as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 7,239,681 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

         Shares of the Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the six director nominees for their respective terms; FOR approval of proposed amendments to the Company's Articles of Incorporation; FOR the ratification of the appointment of Deloitte & Touche to be the Company's independent auditor for the fiscal year ending December 31, 1997; and in the discretion of the proxy holder, as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

         A majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of a proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not generally have the effect of being considered as votes cast against any matter considered at the Annual Meeting. In the election of directors, the six nominees receiving the highest number of votes will be elected.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

         At the Annual Meeting, subject to shareholder approval of the proposed Amendment to the Articles of Incorporation to classify directors and provide for staggered terms, six directors of the Company are to be elected to serve for terms of one, two or three years or until their successors shall be duly elected and qualified. If the proposed Amendment is not approved each director will be elected to serve until the next annual meeting of shareholders or until their successors shall be duly elected and qualified. Each of the nominees for director, identified below, is currently a director of the Company. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The six nominees receiving the highest number of votes at the Annual Meeting will be elected.

Directors and Nominees for Election as Directors

         Certain information with respect to each director is set forth below. Each of the Company's current directors has been nominated for reelection.

         Fred P. Lampropoulos, 47, has been Chairman of the Board, President and Chief Executive Officer of the Company since its formation in July 1987. From 1983 to June 1987, Mr. Lampropoulos was Chairman of the Board and President of Utah Medical Products, Inc. ("Utah Medical"), a medical device company. Mr. Lampropoulos is nominated to serve a three-year term.

         Kent W. Stanger, 42, has been Chief Financial Officer, Secretary, Treasurer and a director of the Company since 1987. Prior to joining the Company, Mr. Stanger was the Controller for Utah Medical from 1985 to August 1987. Prior to 1985, he was the corporate controller for Laser Corporation, American Laser and Modulaire Industries, Inc. Mr. Stanger is a certified public accountant. Mr. Stanger is nominated to serve a three-year term.

         Rex C. Bean, 66, has been a director of the Company since 1988. Mr. Bean retired from the U.S. Air Force in 1987 and is principally engaged in the management of private investments. # Mr. Bean is nominated to serve a two-year term.

         Richard W. Edelman, 56, has been a director of the Company since 1988. Since 1996 he has been Managing Director of Rodman & Renshaw, Inc., a stock brokerage firm. From 1987 to 1996 he was employed by Southwest Securities, Inc., a regional stock brokerage firm located in Dallas, Texas, as Senior Vice President. Prior to joining Southwest Securities, Inc. in 1987, Mr. Edelman was a securities analyst and vice president for Schneider, Bernet and Hickman, a Dallas, Texas securities firm. Mr. Edelman obtained an MBA degree from Columbia University, New York City, in 1966. Mr. Edelman is nominated to serve a two-year term.

         James J. Ellis, 63, has been a director of the Company since November 1995. He has been Managing Partner of Ellis/Rosier Financial Services since 1992. Mr. Ellis served as General Manager of MONY Financial Services, Dallas, Texas from 1979 until his retirement in 1992. He also serves as a director of Jack Henry & Associates, a publicly traded company. Mr. Ellis is nominated to serve a one-year term.

         Michael E. Stillabower, M.D., 53, has been a director of the Company since March 1996. Dr. Stillabower has been a physician in private practice in Wilmington, Delaware since 1980. Since 1988, he has also been Chief, Cardiology, Medical Center of Delaware, where he has held a number of appointments including Director, Coronary Care Unit, from 1984 to 1988. In May 1995 he was appointed Clinical Associate Professor of Medicine, Jefferson Medical College in Philadelphia, Pennsylvania, where he obtained his M.D. degree in 1976. He is an Elected Fellow of the American College of Cardiology and of other professional associations and is actively engaged in cardiology research, instruction and publication of related papers and abstracts. Dr.
Stillabower is nominated to serve a one-year term.

Committees, Meetings and Reports

         The Board of Directors has a standing Audit Committee and an Executive Compensation Committee. The members of the Audit Committee are Rex C. Bean (Chairman), James J. Ellis and Richard W. Edelman. The members of the Executive Compensation Committee are James J. Ellis (Chairman), Rex C. Bean and Richard W. Edelman. The Company has no nominating committee.

         The Audit Committee met once during the 1996 fiscal year. The functions of the Audit Committee are: (i) to review and approve the selection of, and all services performed by, the Company's independent auditor; (ii) to review the Company's internal controls; and (iii) to review, act and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company.

         The Executive Compensation Committee met five times during the 1996 fiscal year. The Executive Compensation Committee has oversight responsibility for all executive compensation and benefit programs of the Company. The Executive Compensation Committee reviews and approves all executive compensation and benefit plans, including the Company's Incentive Plan.

         During the fiscal year ended December 31, 1996, there were 13 meetings held by the Board of Directors of the Company. No director attended fewer than 75 percent of the total number of meetings of the Board and of any committee on which he served.

Section 16(a) Benifical Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other securities which are derivative of the Common Stock. Executive officers and directors are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all
Section 16(a) reports required to be filed by the Company's officers and directors were properly filed.

Director Compensation#

         Directors who are not employees of the Company receive a director's fee of $1,000 per meeting attended in person and $250 for telephonic Board meetings. All directors are also reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

                               EXECUTIVE OFFICERS

         In addition to Messrs. Lampropoulos and Stanger, certain information is furnished with respect to the following executive officers of the Company.

         B. Leigh Weintraub, 47, has been Chief of Operations since February 1997 and was appointed Vice President of Operations in April 1995. She was Vice President or Director of Regulatory Affairs and Quality Assurance of the Company from August 1993 to 1995. From 1992 to August 1993, she was Director of Regulatory Affairs and Clinical Programs for Endomedix, a medical device company based in Irvine, California. From 1988 to 1992, Ms. Weintraub was employed by Baxter Healthcare Corporation as Manager of Quality Strategies and Quality Engineering and as Project Engineer, Quality Engineering. Ms. Weintraub completed an executive MBA program at Pepperdine University in April 1993.

         Brian L. Ferrand, 42, has been Vice President of Sales of the Company since June 1993. He was Director of Sales of the Company from May 1992 to May 1993 and was National Sales Manager of the Company from December 1991 to April 1992. From 1987 to December 1991, Mr. Ferrand was employed by Medical Marketing Associates and held positions as medical products sales representative, sales manager, and Vice President of Marketing and Sales.

         Gilles J. DeVos, 51, has been Vice President of International Sales and Marketing since February 1996. He was General Manager of Merit Medical France from October 1994 to January 1996. From 1993 until joining the Company, Mr. DeVos was Sales And Marketing Director Southern Europe for Scimed. From 1989 to 1993 he was General Manager for ACS France. Mr. DeVos has 25 years of management, marketing and sales experience in the cardiology markets of Europe, Africa and the Middle-East.

Compensation of Executive Officers#

         The compensation of Fred P. Lampropoulos, the Company's Chief Executive Officer, and the four other most highly paid executive officers during the fiscal year ended December 31, 1996 is shown on the following pages in three tables and discussed in a report from the Compensation Committee of the Board of Directors.

                           SUMMARY COMPENSATION TABLE
                                                                                      Long Term
                                                                                      Compensation

                                                          Annual Compensation         Awards

                                          Fiscal                                      Options         All Other
Name and Position                           Year          Salary          Bonus       SARs (#)
Compensation(1)

Fred P. Lampropoulos                        1996    $    245,000     $    8,071        42,500        $    4,367
         Chairman of the Board and          1995         230,000         20,000         5,000                -0-
         Chief Executive Officer            1994         173,693             -0-        5,000             2,184

Brian L. Ferrand                            1996         174,038         37,880        15,000             4,340
         Vice President of Sales            1995         149,039         49,650        10,000               121
                                            1994         150,327         19,750            -0-            2,133

Gilles DeVos                                1996         194,740             -0-       25,000            21,865(2)
          Vice President of International   1995         123,796             -0-           -0-           13,363(2)
                  Sales and Marketing       1994              -0-            -0-           -0-               -0-

Kent W. Stanger                             1996         162,500          4,615        22,500             3,472
         Chief Financial Officer,           1995         150,000          1,000        10,000               199
                  Secretary, Treasurer
                  and Director              1994         130,769          2,000         5,000             1,928

B. Leigh Weintraub                          1996         142,254         13,016        25,000             3,063
         Vice President of Operations       1995         125,971          6,968            -0-               -0-
                                            1994         105,416          2,500            -0-              115

(1) Amounts shown reflect contributions made by the Company for the benefit of the named executive officers under the Company's 401(k) Profit Sharing Plan.

(2) Amounts shown reflect contributions made by the Company for the benefit of Mr. DeVos in the French National Pension Plan.

Option Grants in Last Fiscal Year

                  The following table sets forth individual grants of stock options made to the named executive officers during the fiscal year ended December 31, 1996. As of December 31, 1996, the Company had not granted any stock appreciation rights.

                                                                                Potential Realizable Value
                                                                                 at Assumed Annual Rates
                                     Percent of                                       of Stock Price
                                   Total Options                                     Appreciation for
                                     Granted to                                         Option Term
                          Options   Employees in     Exercise       Expiration
Name     Granted                     Fiscal Year       Price           Date           5%             10%

Fred P. Lampropoulos       35,000       10.3%       $    7.13        1/9/2001    $  68,898         $ 152,246
                            7,500(1)     2.2%           10.62       5/30/2001       22,016            48,650
Kent W. Stanger            15,000        4.4%            7.13        1/9/2001       29,528            65,248
                            7,500(1)     2.2%           10.62       5/30/2001       22,016            48,650
Brian L. Ferrand           15,000        4.4%            7.13        1/9/2001       29,528            65,248
Leigh Weintraub            25,000        7.4%            7.50       11/8/2001       51,803           114,471
Gilles DeVos               25,000        7.4%            7.25       3/25/2001       50,076           110,655

(1) Reflects stock options granted under the formula plan provisions of the Incentive Plan.

Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

         The following table sets forth the number of shares of Common Stock acquired during the fiscal year ended December 31, 1996 upon the exercise of stock options, the value realized upon such exercise, the number of unexercised stock options held on December 31, 1996, and the aggregate value of such options held by the five individuals named in the Summary Compensation Table.

                                                            Number of Unexercised             Value of Unexercised
                                                                 Options at                   In the Money Options
                      Number of Shares      Value            December 31, 1996               at December 31, 1996(1)
                         Acquired        Realized on
Name                    on Exercise        Exercise     Exercisable     Unexercisable     Exercisable      Unexercisable

Fred P. Lampropoulos       -0-               -0-          51,000            44,000        $  123,500        $  77,125
Kent W. Stanger            -0-               -0-          47,500            25,000            91,625           42,750
Brian L. Ferrand           -0-               -0-          30,000            20,000            63,625#          29,500
B. Leigh Weintraub         -0-               -0-          15,000            35,000            52,500           60,000
Gilles DeVos               -0-               -0-           5,000            20,000             6,250           25,000

(1) Reflects the difference between the exercise price of the Options granted and the value ofthe Common Stock on December 31, 1996. The closing sale price of the Common Stock on December 31, 1996, as reported by NASDAQ, was $8.50 per share.

Certain Relationships and Related Transactions

         Since the beginning of the 1996 fiscal year, the Company has made advances to Fred P. Lampropoulos, the Chairman of the Board, President and Chief Executive Officer. The highest aggregate amount of such advances outstanding during the period, and the amount outstanding at the end of the 1996 fiscal year, was $113,957. The advances are repayable to the Company on demand, together with interest at the prime rate plus 2%, per annum.

Report of the Executive Compensation Committee

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporates by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Executive Compensation Committee and the Performance Graph set forth on page 7 hereof shall not be deemed to be incorporated by reference into any such filings.

         General The Company's executive compensation program is administered by the Executive Compensation Committee, which is responsible for establishing the policies and amounts of compensation for the Company's executive officers. The Executive Compensation Committee, composed of three independent directors, has oversight responsibility for executive compensation and executive benefit programs of the Company, including the Incentive Plan.

         Executive Compensation Principles The Company's executive compensation program is designed to align executive compensation with the values, objectives and performance of the Company. The executive compensation program is designed to achieve the following objectives:

         o Attract and retain highly qualified individuals who are capable of making significant contributions to the long term success of the Company.

         o Reward executive officers for long term strategic management and the enhancement of shareholder value.

         o Promote a performance oriented environment that encourages Company and individual achievement.

         Executive Compensation Program The Company's executive compensation program consists of both cash and equity-based compensation. The components of the Company's executive compensation program and the policies which govern their implementation are outlined briefly below.

                  Cash Compensation. The Company's cash compensation policy is designed to provide competitive levels of compensation to attract and retain qualified individuals and to reward individual initiative and achievement. The Company's existing executive compensation program is a base compensation plan with a discretionary bonus compensation element.

                  The salary for Fred P. Lampropoulos, the President and Chief Executive Officer, is based generally upon comparisons with levels of compensation paid to chief executive officers of other comparably sized medical device manufacturers. The overall performance of the Company and the Company's progress towards achieving specific objectives are also important factors in setting compensation for Mr. Lampropoulos. Specific objectives in fiscal 1996 focused on international product distribution and strategic alliances with key industry partners. The Company's efforts to reduce costs and increase the efficiency of its operations and Mr. Lampropoulos' performance in achieving those objectives are also considered. In July 1996 Mr.
Lampropoulos' base salary was set at $250,000.

                  Cash compensation for executive officers other than the Chief Executive Officer is based generally upon comparisons with comparably sized medical device manufacturers and is targeted at the mid-range of the salary levels of those manufacturers. Compensation of executive officers is based, in part, upon their respective responsibilities as compared to similar positions in comparable companies. The Executive Compensation Committee also considers individual merit and the Company's performance. It is the practice of the Committee to solicit and review recommendations of the Chief Executive Officer when determining salary levels for executive officers other than the Chief Executive Officer.

                  Equity-Based Compensation. The Incentive Plan is designed to promote and advance the interests of the Company and its shareholders by strengthening the mutuality of interests between the executive officers of the Company and the Company's shareholders. The Company has limited the payment of executive incentive compensation in the form of annual cash bonuses, preferring to make stock-based grants under the Incentive Plan. Since executive incentive compensation is based on shares of Common Stock, the value of those awards to executive officers increases as the value of the Common Stock increases. During the 1996 fiscal year discretionary option grants were made to the chief executive officer and the other named executive officers as set forth in the option table above. In addition, Mr. Lampropoulos and Mr. Stanger, as directors of the Company, were each granted options to purchase 7,500 shares of Common Stock pursuant to the nondiscretionary formula plan provisions of the Incentive Plan.

         Benefits. The Company's policy is to provide an attractive benefit package to all employees. Executive officers of the Company are generally eligible to participate, on the terms and conditions applicable to all eligible employees of the Company, in the Merit Medical Systems 401(k) Profit Sharing Plan, a contributory savings and profit sharing plan for all Company employees over the age of 21 who have completed one year of service, and in the Company's Employee Stock Purchase Plan. Certain executive officers may elect to defer certain awards or compensation under the Company's employee benefit plans.

                                                EXECUTIVE COMPENSATION COMMITTEE
                                                James J. Ellis, Chairman
                                                Richard W. Edelman
                                                Rex C. Bean

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of April 7, 1997 with respect to the beneficial ownership of shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each director nominee, by each executive officer named in the Summary Compensation Table and by all directors and officers as a group. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated. Percentages are based on 7,239,681 shares outstanding.
                                                       Beneficial Ownership

                                                     Number of      Percentage
                                                       Shares        of Class

Fred P. Lampropoulos(1)(2)                             613,118          9.0%
The Vertical Group, L.P.(3)                            497,600          6.9
Kent W. Stanger(1)(2)                                  300,200          4.1
Rex C. Bean(2)                                         276,942          3.8
Richard W. Edelman(2)                                   48,501          *
James J. Ellis(2)                                       30,900          *
Michael E. Stillabower M.D.(2)                          15,500          *
B. Leigh Weintraub(1)(2)                                15,394          *
Brian L. Ferrand(1)(2)                                  12,853          *
Gilles J. DeVos(2)                                       5,000          *
All officers and directors as a group (9 persons)    1,318,408         17.9%

*        Represents holdings of less than 1%

(1) The computations above include the following share amounts which are held in the Company's 401(k) Profit Sharing Plan on behalf of participants thereunder:
Fred P. Lampropoulos, 9,036 shares; Kent W. Stanger, 7,168 shares; Brian L. Ferrand, 7,153 shares; B. Leigh Weintraub, 349 shares; and all officers and directors as a group, 23,706 shares.

(2) The computations above include the following share amounts which are, or will become prior to the date of the Annual Meeting, available pursuant to options and warrants to purchase shares of Common Stock, none of which have been exercised: Fred P. Lampropoulos, 34,000 shares; Kent W. Stanger, 22,500 shares; Rex C. Bean, 17,500 shares; Richard W. Edelman, 17,500 shares; James J. Ellis, 7,500 shares; Michael E. Stillabower M.D., 7,500 shares; Brian L. Ferrand, 5,000 shares; B. Leigh Weintraub, 15,000 shares; Gilles J. DeVos, 5,000 shares; and all officers and directors as a group, 131,500 shares.

(3)  Based on a Schedule 13D dated February 7, 1997.

Merit Medical Systems, Inc.
Comparison of Five Year-Cumulative Total Returns
Performance Graph

Prepared by the Center for Research in Security Prices
Produced on 02/21/97 including data to 12/31/96


                                 (GRAPH OMITTED)

                                (LEGEND OMITTED)

             PROPOSAL NO. 2 AMENDMENT TO ARTICLES OF INCORPORATION
       TO CLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR STAGGERED TERMS

Introduction

         Section 16-10a-806 of the Utah Revised Business Corporation Act ("URBCA") provides that a corporation may classify its directors and elect directors for staggered terms by dividing the total number of directors into two or three classes, with each group containing one half or one third of the total number of directors, as near as possible. In the absence of such authorization, directors are elected annually to serve until the next annual meeting. The proposed amendment to the Articles of Incorporation would divide the directors of the Company into three classes, with the terms of directors in the first class expiring at the first annual shareholders meeting after their election, the terms of directors in the second class expiring at the second annual shareholders meeting after their election and the terms of directors in the third class expiring at the third annual shareholders meeting after their election. Upon the expiration of the initial terms, one third of the directors would be elected annually for a term of three years.

         Classification of directors may significantly extend the time required to effect a change in control of the Board of Directors and may render more difficult or discourage hostile takeover bids for the Company. In the absence of staggered terms, a change in control of the Board of Directors could be made by shareholders holding a plurality of the votes cast at a single annual meeting of shareholders. Under the proposed amendment, a majority of the shareholders voting at two separate annual meetings of shareholders would be required to effect a change in control of the Board of Directors, because only a minority of the directors (approximately one third) will be elected at each annual meeting of the shareholders under the proposed amendment. The classification of directors is intended to encourage persons seeking to acquire control of the Company to negotiate at arms' length with the Board of Directors and to allow the Board of Directors sufficient time to evaluate any proposal and to study alternative proposals.

         Because of the additional time required to effect a change in control of the Board of Directors, the classification of directors will tend to perpetuate the existing composition of the Board of Directors and of present management. In addition, the increase in the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of the Board of Directors could tend to discourage or make more difficult certain mergers, tender offers, proxy contests or assumption of control by a holder of a larger block of securities including, perhaps, some transactions that shareholders may feel would be in their best interests. Staggered terms could make a third party tender offer at a premium or short term fluctuations in the market price of the Company's Common Stock due to open market purchases less likely. The classification of the Board of Directors also makes it more difficult for the shareholders to change the composition of the Board of Directors even if the shareholders believe that such a change would be desirable.

         The Board of Directors has no knowledge of any present effort to gain control of the Company either through acquisition of stock or by means of a proxy contest. Moreover, there has been no stated concern in the past or at the present time with management continuity or stability. The Board of Directors believes that it is prudent and in the interest of shareholders generally to encourage prospective acquirors to negotiate with the Board of Directors which the Board if Directors believes will result from the adoption of the proposed amendment. The Board believes this advantage outweighs any disadvantage relating to discouraging potential acquirors from making an effort to obtain control of the Company.

Proposed Amendment

         The Board of Directors has unanimously approved an amendment to the Company's Articles of Incorporation to provide for the classification of directors into three groups to serve for staggered terms of three years. In addition, the amendment provides that vacancies on the Board shall be filled by majority vote of the remaining directors, that directors may be removed "for cause" only upon a majority vote of outstanding capital stock and "without cause" only upon the affirmative vote of not less than two-thirds of the outstanding capital stock entitled to vote thereon. Of the nominees for director, Messrs. Ellis and Stillabower would be elected for an initial term of one year, Messrs. Bean and Edelman would be elected for an initial term of two years and Messrs. Lampropoulos and Stanger would be elected for an initial term of three years. Thereafter, at each annual election of directors, the class of directors, whose term expire, representing approximately one-third of the Board, would be elected to serve for a term of three years.

         The proposal would amend Article VI of the Articles of Incorporation as set forth on Appendix A. If approved, the amendment would become effective upon the shareholders' approval of the amendment and filing with the Utah Department of Commerce, Division of Corporations and Commercial Code, which would occur promptly after the Annual Meeting. The nominees for director at the Annual Meeting will be elected to the staggered terms set forth above. If the amendment is not approved, each will serve until the next annual meeting or until their successors are elected and qualified.

Certain Interests of Directors

         The Board of Directors recognizes that adoption of the proposed amendment may benefit individual directors of the Company and their successors, but believes that the current classification of directors is appropriate to maintain continuity and stability in the composition of the Board of Directors and to encourage persons seeking to acquire control of the Company to negotiate with the Board of Directors and to allow the Board of Directors sufficient time to evaluate any proposal and to study alternative proposals. The amendment will be approved by the shareholders if the number of votes cast approving the amendment exceeds the number of votes cast opposing such amendment.

         The Board of Directors recommends that shareholders vote FOR the proposed amendment to the Articles of Incorporation.


                        PROPOSAL NO. 3 AMENDMENT TO THE
                     COMPANY'S ARTICLES OF INCORPORATION TO
           INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

Proposed Amendment

         The Board of Directors has adopted a resolution setting forth a proposed amendment to Article VI of the Company's Articles of Incorporation that will effect an increase in the total number of shares of capital stock which the Company is authorized to issue from 10,000,000 to 25,000,000, of which 20,000,000 shares shall be designated as Common Stock, no par value, and 5,000,000 shares shall be designated as Preferred Stock, no par value. The proposed amendment is attached hereto as Appendix "B."

Reasons for the Proposed Amendment

         The Board of Directors has determined that the proposed amendment is in the best interests of the Company and its shareholders and recommends that shareholders adopt the proposed amendment to the Company's Articles of Incorporation for the reasons described below.

         The Company currently has 10,000,000 shares of Common Stock authorized under its Articles of Incorporation. As of April 7, 1997, there were 7,239,681 shares of Common Stock outstanding and 2,208,461 shares reserved for issuance upon exercise of outstanding option and warrants and for employee stock plans. As a result, the Company does not have sufficient shares of Common Stock available for public or private sale as a means of funding future growth or operating capital requirements. Shares of Common Stock may also be needed in connection with any future acquisitions and for issuance upon exercise of options granted under the Company's stock plans, including the Long Term Incentive Plan, Section 401(k) Employee Benefit Plan and Section 423 Employee Stock Purchase Plan.

Common Stock

         The increase in the number of authorized shares of Common Stock will not otherwise affect the rights and preferences of holders of Common Stock. Each outstanding share of Common Stock is entitled to participate equally in dividends as and when declared by the Board of Directors and is entitled to participate equally in any distribution of net assets made to the shareholders upon liquidation of the Company. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. All shares of Common Stock have equal rights and preferences. The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not accumulate votes for the election of directors.

Preferred Stock

         If the amendment is approved, the Company will be authorized to issue up to 5,000,000 shares of Preferred Stock from time to time in one or more series without shareholder approval. The Board of Directors believes that availability of Preferred Stock adds flexibility to the Company's capital structure and may be useful in structuring future financings or in connection with implementation of takeover defenses. The Board of Directors would be authorized, without any further action by the shareholders of the Company, to determine the designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions on any series of Preferred Stock and the number of shares constituting any such series. Holders of Preferred Stock, if issued, will be entitled to such voting rights are the Board of Directors, in its sole discretion, shall determine.

Thus, the Board of Directors, without shareholders approval, could authorize the issuance of Preferred Stock with rights which could adversely affect the rights of the holders of Common Stock. Any future issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The ability of the Board of Directors to authorize the issuance of Preferred Stock may have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including a takeover which certain shareholders may deem to be in their best interests). To the extent takeover attempts are discouraged, fluctuations in the market price of the Company's Common Stock which may result from actual or rumored takeover attempts, may be inhibited.

Interests of Certain Persons in the Proposed Amendment

         In the event the proposed amendment is adopted by the shareholders, the number of shares of Common Stock currently available for issuance under Company stock plans will be increased. Directors are currently eligible to receive annual grants of stock options under the Long Term Incentive Plan and officers are eligible to receive discretionary grants of stock options under the Long Term Incentive Plan. Certain executive officers are also eligible to participate in the Company's Employee Stock Purchase Plan and in the Section 401(k) Employee Benefit Plan. Adoption of the amendment may also have the anti-takeover effects described above and tend to perpetuate the exiting Board of Directors and present management. The Board of Directors recognizes that approval of the proposed amendment to the Articles of Incorporation may indirectly benefit individual officers and directors of the Company and their successors, but believes that approval of the amendment is in the best interests of the Company for the reasons set forth above. In considering the recommendation of the Board of Directors, shareholders should be aware that current members of the Board of Directors own, in the aggregate, approximately 17.5% of the shares of Common Stock outstanding as of April 16, 1997. See "Principal Holders of Voting Securities."

         The Board of Directors believes that the Amendment of the Articles of Incorporation is in the best interests of the Company and its shareholders, and therefore, unanimously recommends that shareholders vote FOR the proposal to approve the Amendment.


             PROPOSAL NO. 4 -- RATIFICATION OF SELECTION OF AUDITOR

         The Audit Committee has recommended, and the Board of Directors has selected, the firm of Deloitte & Touche, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1997, subject to ratification by the shareholders. Deloitte & Touche has acted as independent auditor for the Company since 1987. The Board of Directors anticipates that one or more representatives of Deloitte & Touche will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         The  Board  of  Directors   recommends  that   shareholders   vote  FOR
ratification   of  the  appointment  of  Deloitte  &  Touche  as  the  Company's independent auditor.

                                 OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

                           PROPOSALS OF SHAREHOLDERS

         Proposals which shareholders intend to present at the Annual Meeting of Shareholders to be held in calendar year 1998 must be received by Kent W. Stanger, Chief Financial Officer, Secretary and Treasurer of the Company, at the Company's executive offices (1600 West Merit Parkway, South Jordan, Utah 84095) no later than December 30, 1997.

                             ADDITIONAL INFORMATION

         The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 1996 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Kent W. Stanger, Chief Financial Officer, Secretary and Treasurer of the Company, at the address indicated above.

                                   APPENDIX A

                                   ARTICLE VI
                                   DIRECTORS

         The Board of Directors shall consist of such number of members, which number shall not be less than three and not more than nine as may be determined and established from time to time by the Board of Directors and shall be divided into three classes, as nearly equal in size as possible. No increase in the maximum number of members shall be made except upon the affirmative vote of not less than two-thirds of the outstanding capital stock of the corporation entitled to vote thereon. The initial terms of directors first elected or reelected by the shareholders after the adoption of this amendment and revision of the Articles of Incorporation shall be for the following terms of office:


                          Class A Directors - One Year

                         Class B Directors - Two Years

                        Class C Directors - Three Years


         Upon the expiration of the initial term specified for each class of directors, their successors shall be elected for three-year terms or until such time as their successors shall be elected qualified, with one class of directors to be elected each year.

         Vacancies on the Board of Directors, whether the result of removal (with or without cause), death, resignation or otherwise, shall be filled by majority vote of the remaining members of the Board of Directors, regardless of whether such remaining members constitute a quorum.

         The corporation shall nominate persons to serve as members of the Board of Directors upon the expiration of the term of each class of directors, which nominations shall be submitted to the shareholders at the annual meeting of shareholders for approval. Any nominations for election to the Board of Directors shall be received, with respect to any annual meeting of shareholders, not later than the date specified by the Board of Directors for submission of such nominations. Failure to submit timely nominations shall prevent consideration of the nomination at such annual shareholders' meetings.

         Directors of the corporation may be removed "for cause" only upon the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote thereon. A director may be removed for cause only after a finding that (i) the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion, with respect to the corporation and (ii) removal is in the best interests of the corporation. Directors of the corporation may be removed for any reason other than cause only upon the affirmative vote of the holders of not less than two-thirds of the outstanding capital stock of the corporation entitled to vote thereon.

                                   APPENDIX B

                                   ARTICLE IV
                               AUTHORIZED SHARES

         The total number of shares of capital stock which the corporation shall have authority to issue is 25 million (25,000, 000) of which five million (5,000,000) shall be shares of preferred stock, no par value (hereinafter called "Preferred Stock") and 20 million (20,000,000) shall be shares of common stock, no par value (hereinafter called "Common Stock").

         The designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each class of stock, and the express grant of authority to the board of directors to amend these Articles of Incorporation to fix the designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each share of Preferred Stock which are not fixed by these Articles of Incorporation, are as follows:

A.   Preferred Stock

         1. Number; Series. The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in an amendment to these Articles of Incorporation providing for the issue of such series. The Board of Directors of the corporation is hereby expressly vested with authority to amend the Article of Incorporation, without shareholder action or approval, to: (a) create one or more series of Preferred Stock, fix the number of shares of each such series (within the total number of authorized shares of Preferred Stock available for designation as a part of such series), and designate and determine, in whole or part, the preferences, limitations, and relative rights of each series of Preferred Stock; (b) alter or revoke the preferences, limitations and relative rights granted to or imposed upon any wholly unissued series of Preferred Stock; or (c) increase or decrease the number of shares constituting any series of Preferred Stock (the number of shares of which was originally fixed by the Board of Directors) either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of such series then outstanding, or increased above the total number of authorized shares of the Preferred Stock available for designation as a part of such series. Without limiting the foregoing, the authority of the board of directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

         (i) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the board of directors;

         (ii) The dividend rate of such series, the conditions and times upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or on the other series of the same class, and whether dividends shall be cumulative or noncumulative;

         (iii) The conditions upon which the shares of such series shall be subject to redemption by the corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

         (iv) Whether or not the shares of the series shall be subject to the operation of retirement or sinking fund provisions to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

         (v) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

         (vi) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, subject to the limitations hereinafter set forth, the terms of such voting rights;

         (vii) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution, or upon distribution of assets of the corporation;

         (viii) Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the board of directors may deem advisable.

         2. Dividends. The holders of the shares of Preferred Stock of each series shall be entitled to receive, when and as declared by the board of directors, out of the funds legally available for the payment of dividends, dividends at the rate fixed by the board of directors for such series for the current period and, if cumulative, for all prior periods for which such dividends are cumulative.

         Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required with respect to any series outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock, and after complying with respect to any retirement or sinking fund or funds for all applicable series of Preferred Stock, the board of directors may, subject to the provisions of the resolution or resolutions creating the series of Preferred Stock, declare and pay dividends on the Common Stock as provided in paragraph B.1. of this Article IV, and the holders of shares of Preferred Stock shall not be entitled to share therein, except as otherwise provided in the amendment creating any series.

         3. Liquidation; Dissolution. The holders of the Preferred Stock of each series shall be entitled upon liquidation or dissolution of the corporation to such preferences as are provided in the amendment creating such series of Preferred Stock, and no more, before any distribution of the assets of the corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share in all assets of the corporation remaining as provided in paragraph B.2. of this Article IV. If, upon such liquidation, dissolution or winding up, the assets of the corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed ratably among such holders in proportion to the respective total amounts which they shall be entitled to receive as provided in this paragraph 3.

         4. Voting. Except as otherwise provided by an amendment to the Articles of Incorporation creating any series of Preferred Stock or by the general corporation law of Utah, the Common Stock issued and outstanding shall have and possess the exclusive power to vote for the election of directors and for all other purposes as provided in paragraph B.3. of this Article IV.

         5. Preemptive Rights. Except as may be provided in the amendment adopted by the board of directors providing for the issue of any series of Preferred Stock, no holder of shares of the Preferred Stock of the corporation shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the board of directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the board of directors in its absolute discretion may deem advisable.

B.   Common Stock

         1. Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of the Articles of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the corporation as may be declared thereon by the board of directors from time to time out of assets or funds of the corporation legally available therefor.

         2. Liquidation; Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and after payment or provision for payment to the holders of each series of Preferred Stock of all amounts required in accordance with paragraph A.3. of this Article IV, the remaining assets and funds of the corporation shall be divided among and paid to the holders of Common Stock.

         3.  Voting.

         (a) At every meeting of the shareholders every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of such Stock standing in his name on the stock transfer records of the corporation.

         (b) No shareholder shall have the right to cumulate votes in the election of directors.

         4. Preemptive Rights. No holder of shares of Common Stock of the corporation shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the board of directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the board of directors in its absolute discretion may deem advisable.

                                     Proxy


                          Merit Medical Systems, Inc.
                            1600 West Merit Parkway
                            South Jordan, Utah 84095

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Fred P. Lampropoulos and Kent W. Stanger, and each of them as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of the Common Stock of Merit Medical Systems, Inc., a Utah corporation (the "Company"), held of record by the undersigned on April 22, 1996 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company, on May 30, 1996, at 3:00 P.M., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

1. ELECTION OF DIRECTORS, each to serve until the next Annual Meeting of Shareholders of the Company or until their respective successors shall have been duly elected and qualified.

         |_| FOR all nominees listed below (except as marked to the contrary).

         |_| WITHHOLD AUTHORITY to vote for all nominees listed below. (INSTRUCTION: to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Fred P. Lampropoulos (3-year term)     Kent W. Stanger (3-year term)
Richard W. Edelman (2-year term)       Rex C. Bean (2-year term)
James J. Ellis (1-year term)           Michael E. Stillabower M.D. (1-year term)

2. PROPOSAL TO AMEND the Company's Articles of Incorporation to classify the Directors and provide for staggered terms.
         |_| FOR           |_| AGAINST               |_| ABSTAIN

3. PROPOSAL TO AMEND the Company's Articles of Incorporation to increase the number of shares which the Company is authorized to issue to 25 million of which 20 million shall be common stock and 5 million shall be preferred stock.
         |_| FOR           |_| AGAINST               |_| ABSTAIN

4. PROPOSAL TO RATIFY the appointment of Deloitte & Touche as the independent auditor of the Company.
         |_| FOR           |_| AGAINST               |_| ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES NAMED ABOVE FOR THE TERMS SET OPPOSITE THEIR NAMES, FOR THE PROPOSALS TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE INDEPENDENT AUDITOR OF THE COMPANY.

         Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.


Date:  _________________________, 1997
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                                         Signature



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                                         Signature if held jointly

         (Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)